Exhibit 10.7

GUILD MORTGAGE COMPANY LLC

COMPENSATION DEFERRAL PLAN FOR EXECUTIVES

Establishment of Plan

Effective as of April 1, 1999, the Board of Directors (the “Board”) of Guild Mortgage Company LLC (formerly known as Guild Mortgage Company) (the “Company”), established the Compensation Deferral Plan for Executives (the “Plan”). The Plan was amended and restated effective May 1, 2001 and January 1, 2007 and is now being amended and restated effective as of the date of the initial public offering (the “IPO Date”) of Guild Holdings Company (“Guild Holdings”). The purpose of the Plan is to permit the deferral of compensation by selected employees of the Company, as more particularly provided in the Plan. The Company will pay for all administrative costs associated with the Plan. Effective as of December 31, 2007, the Plan was frozen and no new contributions were permitted to be made to the Plan by the Company or any participant (as defined below).

Administration of Plan

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Guild Holdings, which shall have complete discretion: to interpret and construe the terms of the Plan and any compensation deferral agreement; to determine eligibility for the Plan; and to make other decisions regarding the administration of the Plan. The Committee may delegate its rights and duties to a duly authorized subcommittee created for the purpose of administering the Plan and they may engage the services of a third-party administration firm to provide recordkeeping and other services for the Plan. The Committee or such subcommittee may adopt, modify or repeal such administrative rules, interpretations and practices as it may, from time to time, deem necessary or desirable.

Eligibility

Participation in the Plan is limited to employees who were participants in the Plan as of December 31, 2007 and continue to have a Deferral Account (as defined below). Such employees were previously chosen by the Board, and are limited to a selected group of high-level management. Any employee who has been selected to participate under the Plan and who has an undistributed account balance shall be referred to herein as a “Participant.”

Participant Deferral Elections

Effective as of December 31, 2007, no further contributions by Participants (the “Elective Contributions”) were permitted under the Plan.

Company Contributions

Effective as of December 31, 2007, no further contributions by the Company (the “Company Contribution”) were permitted under the Plan.

Participant Deferral Accounts

The Company shall maintain for each Participant an internal bookkeeping account (the “Deferral Account”) for all Elective Contributions and Company Contributions, plus earnings. As of the IPO Date, each Participant’s account balance shall be calculated as described in Exhibit A to this Plan.

Each Participant will be credited with the earnings on the Participant’s entire Deferral Account on a periodic basis as determined by the Company, but not less frequently than annually based on hypothetical investment options offered under the Plan. The Company shall issue the Participant a written report (which may be electronic) on at least an annual basis, showing the balance in the Participant’s Deferral Account.

Hypothetical Investment of Deferral Accounts

The Company shall provide each Participant with an election to have amounts that are allocated to the Participant’s Deferral Account credited with income and debited with losses based on the hypothetical investment of such accounts in accordance with the Participant’s investment elections. The investment elections shall be made in accordance with such procedures (including default investment elections) as shall be determined from time to time by the Committee. The hypothetical investments shall be the investment funds offered from time to time under the Company’s Profit Sharing 401(k) Plan (the “the Company 401(k) Plan”).

In order to hedge its obligations under the Plan, the Company may invest all or a portion of its assets in such investments as the Company may deem appropriate. Any such investments shall remain the sole and exclusive property of the Company and the Participant shall have no right, title or interest in any such investment. The Participant shall bear all risk of loss or depreciation in respect of the Participants Deferral Account as a result of any such hypothetical investments elected by the Participant. Any references in the Plan to “earnings on a Deferral Account” shall be deemed to include “earnings or losses.”

Future Distributions

Future distributions of the balance in a Participant’s Deferral Account shall only be paid in a single lump sum after the earliest of the following events: (a) the death or disability of the Participant, (b) the termination of the Participant’s employment with the Company for any reason, (c) retirement from the Company, but only after attaining age 65 (or age 55 in the case of Participants who had an account balance in the Plan as of May 1, 2001), or (d) after termination of the Plan.

Distributions in the case of termination of employment for any reason other than death, disability or retirement after attaining age 65 (or age 55 in the case of Participants who had an account balance under the Plan as of May 1, 2001), shall be paid in a lump sum fifteen (15) days after the close of the calendar quarter in which falls the first anniversary date of such termination. During such period, earnings on the undistributed portion of the Deferral Account shall continue to be credited in accordance with the Plan.

Distributions upon death, disability or retirement (after age 65 or 55, as applicable) shall be paid thirty (30) days after the close of the calendar quarter in which such death, disability or retirement occurs. For the purposes of this Plan, a Participant will be considered disabled if he or she, as determined by the Company:

(a)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)    is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving disability income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

Distributions after the termination of the Plan shall be made in accordance with the section of the Plan entitled “Amendment, Suspension and Termination of the Plan.”

The only form of distribution permitted under the Plan shall be a single lump sum payment.

Hardship Withdrawals

In addition to the enumerated distribution events and methods listed above, in response to a Participant request, the Company may, in its discretion, allow the Participant to withdraw up to all of the portion of such Participant’s Deferral Account that is attributable to the Participant’s own Elective Contributions and earnings thereon due to the Participant’s unforeseen financial emergency. Any withdrawal under this exception shall be limited to the amount reasonably necessary to satisfy the financial need, including income and employment taxes due on the amounts withdrawn. The term “unforeseen financial emergency” shall be limited to a severe financial hardship to the participant resulting from:

(a)    an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant, as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(b)    loss of the Participant’s property due to casualty; or

(c)    other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant.

A Participant may apply for a hardship distribution following the rules and procedures prescribed by the Company under the Plan, subject to the following limitations:

(1)	A Participant may request a hardship distribution from this Plan only after first exhausting his or her right to a hardship distribution from the Company 401(k) Plan.

(2)	A participant may only make one hardship distribution request from this Plan in any given calendar year.

(3)

The right to receive a hardship distribution shall be limited to the funds in the Deferral Account which are attributable to the Participant’s own Elective Contributions and earnings thereon, and shall exclude Company Contributions and any earnings thereon.

Beneficiary Designation

Each Participant may designate a person(s) or entity to receive such Participant’s Deferral Account upon the Participant’s death by properly completing a beneficiary designation form supplied by the Company for such purpose and submitting such form to the Company, as required by the form’s instructions. A “Designated Beneficiary” shall mean the person(s) or entity designated on such form, or in the absence of a completed form, such term shall mean the following:

(a)    First, the surviving spouse of the Participant, if any.

(b)    Second, if there is no surviving spouse, then the living children of the Participant, if any, to be divided among them in equal shares.

(c)    Third, if there is no surviving spouse or children, the estate of such Participant.

Non-Transferable Interest

The rights of each Participant may not be transferred, conveyed or assigned to any third party, except that in the event of the death of a Participant, such Deferral Account shall pass to the Designated Beneficiary of such Participant.

Amendment, Suspension and Termination of the Plan

The Company reserves the right to amend, suspend or terminate the Plan, in whole or in part; provided, however, that such amendment, suspension or termination shall not operate to forfeit or reduce amounts then accrued to the Deferral Account of each affected Participant.

The freezing of the Plan as of December 31, 2007 and the cessation of new contributions thereto shall not be construed as a termination.

No Guarantee of Continued Employment

The Plan shall not be construed as giving any Participant any rights to continued employment with the Company. Nothing contained in the Plan (nor an Employee’s participation in the Plan) shall be construed to alter the at-will employment status of any Participant, which employment may be terminated by the Company at any time and for any reason, with or without notice.

Impact on Social Security and Qualified Retirement Plans

Amounts that are deferred under this Plan are still classified as current wages for the purposes of Social Security benefits and the Company is required to withhold for the Company’s and the Participant’s respective share of Social Security taxes. However, such amounts are not treated as compensation under the Company’s 401(k) Plan, and thus deferrals under this Plan will not be eligible for any employer matching contributions that might otherwise be available under the 401(k) Plan. Amounts deferred under the Plan should not be taxable to the Participants for income tax purposes until actually distributed from the Plan to the Participant. All such distributions shall be subject to applicable income and payroll tax withholding.

Right of Offset

Notwithstanding anything to the contrary in this Plan, the Company reserves the right to reduce and offset any amounts otherwise distributable to a Participant under this Plan by any amounts that the Participant owes the Company, including, without limitation, amounts owed to the Company due to the misconduct of the Participant in his or her capacity as an employee of the Company, as determined by the Committee.

Employee Retirement Income Security Act

The Plan is intended to be “unfunded” and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA.

Claims Procedure

(a)    Independence and Impartiality. The Company acknowledges and agrees that claims for benefits and appeals of adverse determinations hereunder will be adjudicated in a manner that is designed to ensure the independence and impartiality of the persons involved in making such determinations.

(b)    Initial Claim. If a Participant or such Participant’s Designated Beneficiary wishes to file a claim for a benefit under the Plan, request an interpretation or ruling under the Plan, or request other information related to the Plan (in each case, a “claimant”), the claimant or his/her authorized representative shall present the claim or request, in writing, to the Committee. Any such claim or request must include information sufficient to enable the Committee to make a determination on the claim or request. Any notice or filing required or permitted to be given to the Committee under the Plan shall be effective if made in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company and addressed to the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. The Committee shall respond within forty-five (45) days after receiving the claim or request. For reasons that are beyond the Plan’s control, the Committee may extend the reply period for thirty (30) days by giving written notice to the claimant prior to the expiration of the initial forty-five (45)-day period. If, after extending the initial forty-five (45)-day period for thirty (30) days, the Committee determines that it will still be unable, for reasons that are beyond the Plan’s control, to make a decision within the first thirty (30)-day extension period, the Committee may extend the reply period for a second thirty (30)-day period by giving written notice to the claimant prior to the expiration of the first thirty (30)-day extension. All such notices extending the reply period shall explain the circumstances requiring the extension and the date by which the Committee expects to make a decision on the claim or request at issue. Such notices shall also explain the standards on which entitlement to the benefit, interpretation, ruling, or information being sought is based, the unresolved issues that prevent a determination on the claim or request, and the additional information needed to resolve those issues. The claimant will have forty-five (45) days from the date of the Committee’s notice to provide the specified information.

(c)    Denial of Claim. If the Committee determines that all or part of the claim or request will be denied (including the cancellation or termination of a benefit that is applied retroactively), it shall provide the claimant with a written notice of its determination that explains the claimant’s appeal rights. Such written notice shall be made in a culturally and linguistically appropriate manner calculated to be understood by the claimant, and shall further set forth:

(1)	The specific reason(s) for the adverse determination, with reference(s) to the specific Plan provision(s) on which such determination was based.

(2)	A description of any additional material or information required from the claimant and an explanation of why it is necessary.

(3)

An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review of the Committee’s determination.

(4)	In the event that the determination related to a claim for disability benefits:

a.

A discussion of the Committee’s adverse determination and an explanation of the basis for disagreeing with or not following: (i) the views of medical and/or vocational professionals who treated and/or evaluated the claimant and that were presented by the claimant; (ii) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan and in connection with the determination, regardless of whether their advice was relied upon in making the determination; and (iii) a disability determination made by the Social Security Administration with respect to the claimant and that was presented by the claimant. Further, if any medical or vocational experts’ advice was obtained in connection with such determination, all such experts shall be identified, regardless of whether their advice was relied upon.

b.

If the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

c.

Either the specific internal rules, guidelines, protocols, standards, or other similar Plan criteria relied on in making the adverse determination or, alternatively, a statement that such internal rules, guidelines, protocols, standards or other similar Plan criteria do not exist.

d.

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as the term “relevant” is defined in applicable ERISA regulations) to the claim.

(d)    Review of a Denied Claim. Any claimant whose claim or request is denied or who has not received a written response within the timeframe set forth above may request a review of his or her claim or request by giving written notice to the Committee. Such request for review must be submitted to the Committee no later than one hundred eighty (180) days after receipt of the Committee’s written notice denying the claim or request or expiration of the applicable timeframe. On review, the claimant may have representation, examine pertinent documents, and submit issues and documents in writing. Upon request and free of charge, the claimant shall be given reasonable access to, and copies of, all documents, records, and other information relevant (as the term “relevant” is defined in applicable ERISA regulations) to the claim. The claimant or his/her authorized representative may submit written comments, documents, records, and other information related to the denied claim or request. The request for review shall be reviewed by the Committee, which may, but shall not be required to, award the claimant a hearing.

The Committee’s review of a denied claim or request shall take into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered as part of the initial determination. In the case of a claim relating to disability benefits, the Company shall appoint a group of no less than three (3) independent and impartial persons to review the claim (the “Disability Review Committee”).

In the event that the determination related to a claim for disability benefits:

(1)

If the Committee’s determination was based, in whole or in part, on a medical judgment, including determinations with regard to whether a treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the Disability Review Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be a person who is neither an individual consulted in connection with the Committee’s determination nor the subordinate of such individual.

(2)

The Disability Review Committee shall provide the claimant, free of charge, with: (i) any new or additional evidence considered, relied upon, or generated by the Disability Review Committee, an insurer, or other person making a determination in connection with the claim, and (ii) any new or additional rationale(s) upon which the Disability Review Committee intends to issue an adverse determination on review, as soon as possible and sufficiently in advance of the date by which notice of the determination on review must be made, in order that the claimant is given a reasonable opportunity to respond prior to that date.

(e)    Final Determination. The determination on review (whether by hearing or otherwise) shall be made within forty-five (45) days after the date on which the claimant requested the review, unless special circumstances require an extension of the review period, not to exceed forty-five (45) additional days. In such a case, the Committee or Disability Review Committee shall notify the claimant, in writing and before the end of the initial forty-five (45)-day period, of such special circumstances and the date by which the Committee or Disability Review Committee expects to render its determination. All determinations on review shall be final and binding on all parties concerned. The determination shall be communicated to the claimant in writing and in a culturally and linguistically appropriate manner calculated to be understood by the claimant. If the Committee’s determination is upheld on review, the notice shall also set forth:

(1)	The specific reason(s) for the adverse determination, with reference(s) to the specific Plan provision(s) on which such determination was based.

(2)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as the term “relevant” is defined in applicable ERISA regulations) to the claim.

(3)

A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA that also explains the Plan’s contractual limitations period governing the claimant’s right to bring such an action and that specifies the calendar date on which the limitations period will end.

(4)	In the event that the determination related to a claim for disability benefits:

a.

A discussion of the Disability Review Committee’s determination and an explanation of the basis for disagreeing with or not following: (i) the views of medical and/or vocational professionals who treated and/or evaluated the claimant and that were presented by the claimant; (ii) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan and in connection with the determination, regardless of whether their advice was relied upon in making the determination; and (iii) a disability determination made by the Social Security Administration with respect to the claimant and presented by the claimant.

b.

If the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

c.

Either the specific internal rules, guidelines, protocols, standards, or other similar Plan criteria relied on in making the adverse determination or, alternatively, a statement that such internal rules, guidelines, protocols, standards or other similar Plan criteria do not exist.

(f)    Exhaustion Requirement. The procedures set forth in this section are a condition precedent to Participant or Participant’s beneficiary being able to bring a civil action under Section 502(a) of ERISA, and must be exhausted before such filing can be made. The foregoing notwithstanding, no civil suit may be brought by a Participant or such Participant’s beneficiary on any matter arising from or related to this Plan more than two (2) years from the date the Participant or Participant’s beneficiary knew or reasonably should have known of the principal facts giving rise to the claim.

Section 409A of the Code

(a)    General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code and shall in all respects be administered in accordance with Section 409A of the Code. For purposes of applying the provisions of Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)    Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s separation from service), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six (6)-month period immediately following such Participant’s separation from service on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the Participant’s Designated Beneficiary on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.

Governing Law

The Plan shall be governed by the laws of the State of California (without regard to the choice of law principles thereof) except to the extent superseded by ERISA.

Plan Controls

In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

Gender and Plurals

Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to Guild Mortgage Company LLC, 5898 Copley Drive, San Diego, California, 92111. Any notice or filing required or permitted to be given to any Participant or Designated Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Designated Beneficiary then listed on the records of the Company. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

Exhibit A

Calculation of Account Balances

Participant	Dollar Value of Dividend Equivalent Balance as of September 30, 2020	Number of Phantom Units Credited to Account as of Immediately Prior to the Reorganization Transactions
Mary Ann McGarry	$5,033,128.74	79,365
Terry Schmidt	$5,422,110.55	79,365
Michael Rish	$3,271,518.01	51,587
Catherine Blocker	$151,003.94	2,381
Theresa Cherry	$1,138,582.82	15,873

As of the IPO Date, each Participant shall have an initial account balance equal to the sum of (i) the product of (A) the number of shares of Company Class A common stock of Guild Holdings that would have been distributed in respect of the Participant’s phantom units as a result of the reorganization transactions (as described in the Form S-1 Registration Statement of Guild Holdings) if such phantom units were actual outstanding Class A units in Guild Management LLC, multiplied by (B) the public offering price of Class A common stock of Guild Holdings plus (ii) the dollar value of the Participant’s dividend equivalent balance as of the close of business on the last business day immediately prior to the IPO Date.